Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-211858
June 6, 2018

—   -    C 0  bmogold.com 17/ mit)  it Learn  more About  BMO Our  Team - '  BMO  GOLD  Deposit  Receipts  (GOLDRs®)   DTC-eligible,  SEC-registered,  and  CUSIP-bearing.  Finally,  institutional  investors  can  reflect  gold  bullion  in  virtually  any  U.S.  brokerage  account  with  ease.  1.=  Indicative  Daily  Closing  Price,  25May2018  :  $1,301.50  /  deposit  receipt  Bloomberg  users:  For  intraday  indications  please  see  BMOEGLOR  Index  Go    Operationally  efficient,  pure  gold.    BMO  GOLDRs  have  a  number  of  features  useful  to  institutional  investors Potential  Institutional  Investor  Segments  • No  annual  fees • RIAs • DTC-eligibility Private  banks • Family  offices • SEC-registered • CUSIP-bearing • Broker  dealers • No  tracking  error • Hedge  funds  •  No  derivatives  •  Mutual  funds   • No  empty  vault  risk • Pension  funds • Allocated  gold  bullion  stored  in  Canada  at  the  Royal  Canadian  Mint • Investment  banks  •  Intraday  spot  liquidity  and  pricing  •  Endowments   • Bankruptcy  remote:  Gold  bullion  not  available  to  claims  of  creditors  of  BMO • Foundations • Physical  delivery • Daily  mark-to-market      Learn  more  about  BMO  GOLDRs®  Including  the  risks  associated  with  an  investment    SEC  Prospectus FAQs Institutional  Client  Booklet EDGAR  Filings    If  you  are  an  Institutional  Investor,  please  contact  us  at  bmo.gold@bmo.com    About  BMO  (TSX,  NYSE:  BMO)    Bank  of  Montreal  (BMO)  is  Canada's  oldest  bank.   Established  in  1817  as  Bank  of  Montreal,  BMO  Financial  Group  is  a  highly  diversified  financial  services organization  that  provides  a  broad  range  of  retail  banking,  wealth  management  and  investment  banking   products  and  solutions.   BMO  GOLDRs'  are  not  securities  of  Bank  of  Montreal,  nor  are  they  obligations  of  Bank  of  Montreal.   bmo.com     Our  Team      Simon  Cading Laurence  Kaplan Jim  Pratt Louis  Lucchetti Managing  Director  (loronto) Managing  Director  (New  York) Director  (New  York) Director  (Washington  DC)   Jason  Tolley Adam  Stempel Ted  Brettingen Dave  Thomas Director  (San  Francisco) Director  (New  York) vice  President  (Chicago/Milwaukee} Associate  (New  York)  BMO  GOLDRs'  are  issued  by  the  Vaulted  Gold  Bullion  Trust  (the  "Trust").  The  objective  of  the  Trust  is  to  provide  a  secure,  convenient  and  transparent  way  for  investors  to  invest  in  unencumbered,  allocated,  physical  gold  bullion  ("Gold  Bullion")  on  a  spot  basis_  BMO  GOLCiRs'  are  not  issued  by  (or  guaranteed  by)  Bank  of Montreal  arid  are  not  bank  deposits.  BMO  GOLDRs'  are  not  listed  on  a  securities  exchange  and  are  continuously  offered  through  BMO  Capital  Markets  Corp.,  acting  as  underwriter.  BMO  Capital  Markets Corp_  will  enter  into  dealer  agreements  with  certain  third  parties  that  are  registered  broker-dealers,  or  banks  or  trust  companies  regulated  by  the  Office  of  the  Comptroller  of  the  Currency  and/or  one  or  more  state  banking  regulators  that  are  either  direct  or  indirect  OTC  participants  ("Authorized  Participants")-  Only  Authorized  Participants  will  be  involved  in  the  distribution  of  BMO  GOLDRs'.  BMO  GOLORs'  may  be  redeemed  through  Authorized  Participants  or  through  a  registered  broker-dealer  or  similar  entity  that  is  not  an  Authorized  Participant.  Under  no  circumstances  can  any  purchase  of  BMO  GOLDRs''  be  made  with  borrowed funds  or  leverage  from,  or  on  margin  provided  by,  an  Authorized  Participant.  While  BMO  currently  intends  to  repurchase  Gold  Bullion  for  cash  upon  the  request  of holders  based  on  the  market  price  for  the  Gold  Bullion,  it  is  under  no  obligation  to  do  so,  and  may  cease  such  repurchases  at  any  time_  Physical  delivery  of  Gold Bullion  may  be  suspended  by  the  Trust  in  certain  circumstances  and  is  only  available  in  certain  states.  A  holder  will  be  required  to  pay  a  delivery  fee  and  applicable  taxes  to  receive  physical  gold.  BMO  GOLDRs'  are  issued  by  the  Trust.  The  Trust  is  neither  an  investment  company  registered  under  the  U.S.  Investment  Company  Act  of  1940  nor  a  commodity pool  for  purposes  of  the  U  S.  Commodity  Exchange  Act.  The  Trust  is  not  actively  managed.  BMO  GOLDRs®  are  not  interests  in,  nor  obligations  of,  Bank  of  Montreal. An  investment  in  BMO  GOLDRs'  may  not  be  appropriate  for  all  investors  and  is  subject  to  significant  risks  and  investors  should  carefully  consider  the  risk  factors  contained  in  the  prospectus  prior  to  making  an  investment  decision.  Investors  can  review  the  prospectus,  including  "Risk  Factors' by  clicking here_   BMO  GOLORs'  will  be  issued  pursuant  to  a  registration  statement  that  was  previously  filed  with,  and  declared  effective  by,  the  U.S.  Securities  and  Exchange  Commission  (SEC).  Before  you  invest,  you  should  read  the  final  prospectus  that  has  been  filed  with  the  SEC  for  more  complete  information  about  the  offering.  Any offer  will  be  made  only  by  means  of  a  prospectus,  which  may  be  obtained  for  free  by  visiting  EDGAR  on  the  SEC's  website  at  www_sec_gov_  Alternatively,  the  Trust will  arrange  to  send  you  the  prospectus  if  you  request  it  by  calling  toll-free  1-844-266-4537  or  emailing  bmo.gold@bmo.com.  This  website  does  not  constitute  an  offer  to  sell  or  a  solicitation  of  an  offer  to  buy  nor  shall  there  be  any  sale  of  the  BMO  GOLDRs'  in  any  state  or  jurisdiction  in which  such  offer,  solicitation  or  sale  would  be  unlawful  prior  to  registration  or  qualification  under  the  securities  laws  of  any  such  state  or  jurisdiction_   U.S.  Sales  Restrictions  and  Notices  BMO  GOLDRs'  may  be  sold  to  institutional  investors  in  any  state  or  Puerto  Rico.  Retail  investors  should  familiarize  themselves  with  the  below  restrictions_ The  term  "institutional  investor  is  understood  to  mean:  a)  An  investment  adviser  registered  either  with  the  SEC  under  Section  203  of  the  Investment  Advisers  Act  or  with  a  state  securities  commission  (or  any  agency  or office  performing  like  functions),  b)  Any  other  person  (whether  a  natural  person,  corporation,  partnership,  trust,  or  otherwise)  with  total  assets  of  at  least  $50  million,  or  c)  A  bank,  savings  and  loan  association,  insurance  company  or  re.gistered  investment  company  with  the  SEC_    NO  OFFERS  WILL  BE  MADE  TO  RETAIL  INVESTORS.  ONLY  UNSOLICITED  ORDERS  AND  REVERSE  INQUIRIES  INVOLVING  RETAIL  CLIENTS  WILL  BE  PROCESSED.  B"ltO  GOLDRs'  are  not  approved  for  sale  and  shoulz  nor  on  sold  to  resioents  of  the  states    Alabama,  Arizona  or  Tennessee,  other  :flan.  to  institutional  investors. All  sales  in  the  states  of  Arkansas,  North  Carolina  and  Texas  will  only  be  made  by  a  broker-dealer  registered  in  such  state.  California  investors  must  be  able  to  evidence  either  (a)  $65,000  annual  gross  income  and  $250,000  liquid  net  worth  (as  defined  below)  or  (b)  $500,000  liquid  net  worth.  Oregon  and  Oklahoma  investors  must  be  able  to  evidence  a  liquid  net  worth  (as  defined  below)  of  $250,000  or  more  to  invest  in  this  offering.  Texas  investors  must  be  able  to  evidence either  (a)  $100,000  annual  net  income  and  $100,000   net  worth  or  (b)  $250,000  liquid  net  worth.  Arkansas  and  Massachusetts  investors  must  be  able  to  evidence either  (a)  $100,000  annual  net  income  and  $100,000  liquid  net  worth  or  (b)  $250,000  liquid  net  worth.  It  shall  be  unsuitable  for  a  retail  investors  aggregate  investment  in  BME)  GOLDRs'  to  exceed  ten  percent  (10%)  of  his,  her,  or  its  liquid  net  worth.  "Liquid  net  worth"  shall  be  defined  as  that  portion  of  net  worth  (total assets  exclusive  of  home,  home  furnishings,  and  automobiles  minus  total  liabilities)  that  is  comprised  of  cash,  cash  equivalents,  and  readily  marketable  securities. Please  consult  your  financial  and  tax  adviser.   Canadian  Sales  Restrictions  and  Notices  The  Gold  Deposit  Receipts  may  be  sold  only  to  purchasers  purchasing,  or  deemed  to  be  purchasing,  as  principal  that  are  accredited  investors,  as  defined  in  National  Instrument  45-106  Prospectus  Exemptions  or  Subsection  73.3(1)  of  the  Securities  Act  (Ontario),  and  are  permitted  clients,  as  defined  in  National  Instrument  31-103  Registration  Requirements,  Exemptions  and  Ongoing  Registrant  Obligations.  Any  resale  of  the  Gold  Deposit  Receipts  must  be  made  in  accordance  with  an  exemption  from,  or  in  a  transaction  not  subject  to,  the  prospectus  requirements  of  applicable  securities  laws.  Securities  legislation  in  certain provinces  or  territories  of  Canada  may  provide  a  purchaser  with  remedies  for  rescission  or  damages  if  the  Trust's  prospectus  (including  any  amendment  thereto) contains  a  misrepresentation,  provided  that  the  remedies  for  rescission  or  damages  are  exercised  by  the  purchaser  within  the  time  limit  prescribed  by  the  securities  legislation  of  the  purchaser's  province  or  territory.  The  purchaser  should  refer  to  any  applicable  provisions  of  the  securities  legislation  of  the  purchaser's province  or  territory  for  particulars  of  these  rights  or  consult  with  a  legal  advisor.  Pursuant  to  Section  3a3  of  National  Instrument  33-105  underwriting  Conflicts  ("NI 33-105"),  13MD  Capital  Markets  Corp.,  as  the  underwriter  of  the  continuous  offering  of  Gold  Deposit  Receipts,   is  not  required  to  comply  with  the  disclosure  requirements  of  NI  33-105  regarding  underwriter  conflicts  of  interest  in  connection  with  the  offering  of  Gold  Deposit  Receipts_      Privacy   I   Legal   I   Security